EXHIBIT  99.1

Competitive
Technologies
Unlocking the Potential of Innocation (R)

                                                           For immediate release

          COMPETITIVE TECHNOLOGIES' COMMON STOCK EXPECTED TO TRADE OTC

FAIRFIELD, CT - (AUGUST 30, 2010) - COMPETITIVE TECHNOLOGIES, INC. (NYSE AMEX:
CTT) announced today that its common stock is expected to trade on the Over-the-Counter Bulletin Board ("OTCBB") after receiving notification that the NYSE Amex, LLC (the "Exchange") plans to suspend trading in the Company's common stock effective at the open of trading on September 3, 2010. The Company will follow the formal application procedures and notify investors as soon as possible of the new trading symbol and the final status of the fund raise with the Crisnic Fund that was announced June 2, 2010. The Exchange informed CTT of its determination, subsequent to the August 25, 2010 oral hearing before the Exchange's Listing Qualifications Panel, which affirmed the Exchange Staff's earlier determination to delist the Company's securities from the Exchange primarily due to continued losses and low equity.

The CTT Board of Directors stated that they are disappointed with the Exchange's decision; however, are committed to moving the Company toward profitability and to building a stronger organization going forward. The Board considers this to be a temporary situation until the Company has demonstrated continued profitability from its strong product and looks forward to regaining listing on a major exchange.

The marketing plan that is now established for the Calmare medical device is beginning to show success and the product is reaching numerous potential customers. The Company continues to receive significant positive feedback as to the success of the Calmare therapy treatments and these successes are beginning to drive the market.

The Calmare product is providing the foundation needed to expand into a full Contract Sales Organization (CSO). As a CSO the company assists inventors and companies in the sales and marketing of their products and/or services especially prevalent in the life sciences, medical device, and medical product launch sectors. The Company is looking to expand its product lines and has leads on specific products. CTT has a foundation of Sales Reps and will be tapping every source to provide these Reps with additional products. The Company is not abandoning its established model but is expanding its business model to be a stronger sales organization.

Over the next month, the Company will be revisiting its status in the international markets and determining what changes might need to be implemented to enhance sales in all of these markets. The Board is not pleased with the results of some marketing partners and plans to reestablish new marketing partners where necessary.

ABOUT  COMPETITIVE  TECHNOLOGIES,  INC.

Competitive Technologies, established in 1968, provides distribution, patent and technology transfer, sales and licensing services focused on the needs of its customers and matching those requirements with commercially viable product or technology solutions. CTT is a global leader in identifying, developing and commercializing innovative products and technologies in life, electronic, nano, and physical sciences developed by universities, companies and inventors. CTT maximizes the value of intellectual assets for the benefit of its customers, clients and shareholders. Visit CTT's website: www.competitivetech.net
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The  non-invasive  Calmare  pain  therapy device uses the biophysical "Scrambler
Therapy" technology, which was developed in Italy by CTT's client, Professor Giuseppe Marineo. CTT's partner, GEOMC Co. Ltd. of Seoul, Korea is manufacturing the Calmare device, which has U.S. FDA clearance and European Union CE Mark clearance for sales. For more information about Calmare Pain Therapy Treatment, visit www.CalmareTT.com.
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Statements made about our future expectations are forward-looking statements and subject to risks and uncertainties as described in our most recent Annual Report on Form 10-K for the year ended July 31, 2009, filed with the SEC on October 27, 2009, and other filings with the SEC, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

Direct inquiries to:  Johnnie D. Johnson,
IR Services, LLC, Tel: 860 434 2465,
E-mail: jdjohnson@corpirservices.com
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